                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): September 10, 2001

                         PERFORMANCE FOOD GROUP COMPANY
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

        Tennessee                       0-22192                 54-0402940
----------------------------    ------------------------     ----------------
(State or other jurisdiction    (Commission File Number)     (I.R.S. Employer
      of incorporation)                                     Identification No.)

12500 West Creek Parkway, Richmond, Virginia               23238
--------------------------------------------             ----------
  (Address of principal executive offices)               (Zip Code)

       Registrant's telephone number, including area code: (804) 484-7700

                                 Not Applicable
--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 2.  Acquisition or Disposition of Assets.

         Performance Food Group Company, a Tennessee corporation (the "Company"), has entered into an agreement to acquire the business described below. Although the filing of this Current Report on Form 8-K is not required until fifteen days following the consummation of the transaction, the Company is filing the report at this time because consummation of the acquisition is probable.

         On August 9, 2001, the Company entered into an Agreement and Plan of Merger by and among Fresh International Corp., a Delaware corporation ("Fresh Express"), the Company and PFGC Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company ("Acquisition Sub") (the "Agreement"). Pursuant to the Agreement, the Company will acquire Fresh Express through the merger of Acquisition Sub with and into Fresh Express.

         The aggregate consideration that will be paid by the Company will be approximately $302.0 million, including the repayment of net debt outstanding and the assumption of certain liabilities, payable in cash. The actual purchase price for Fresh Express is subject to adjustments, which are payable in cash, based upon, among other things, Fresh Express' net worth as of the closing date. The Company currently estimates that it will have to pay approximately $16.0 million in additional purchase price as a result of this net worth adjustment, which amount has been included in the assumed acquisition price of $302.0 million. This amount may be increased or decreased subsequent to the closing date based upon a post-closing review of Fresh Express' net worth as of the closing date. In addition, the Company is obligated to pay the former stockholders of Fresh Express, as additional purchase price, up to $10.0 million in cash if Fresh Express achieves certain operating targets during a three-year period following closing of the acquisition.

         At the closing, the Company will deliver $15.0 million of the purchase price into an escrow account under the terms and conditions of a separate agreement between the former stockholders of Fresh Express, the Company and the escrow agent to secure the obligations of the former stockholders of Fresh Express to indemnify the Company or Acquisition Sub under the terms of the Agreement (the "Escrow Agreement"). Cash delivered pursuant to the Escrow Agreement may be returned to the Company if the stockholders of Fresh Express have an obligation to indemnify the Company or Acquisition Sub under the terms of the Agreement, in most instances, prior to the first anniversary of the closing.

         The assets to be acquired as a result of the acquisition of Fresh Express are used by Fresh Express at its Salinas, California, Colorado Springs, Colorado, Atlanta, Georgia, Chicago, Illinois and Greencastle, Pennsylvania facilities in its packaged salad business, which the Company will continue. The consideration payable under the Agreement was determined through arm's length negotiations between the Company and the Fresh Express stockholders.

Item 5. Other Events

         On August 10, 2001, the Company announced that C. Michael Gray would assume the responsibilities as chief executive officer of the Company. Mr. Gray will continue to serve as president of the Company.

Item 7. Financial Statements, Pro Forma Information and Exhibits.

(a)      Financial Statements of Fresh International Corp. and Subsidiaries.

         Independent Auditors' Report
         Consolidated Balance Sheets as of February 28, 2001, February 29, 2000
              and May 31, 2001 (Unaudited)
         Consolidated Statements of Operations for the years ended February 28, 2001 and February 29, 2000 and for the three months ended May 31, 2001 and May 31, 2000 (Unaudited)
         Consolidated Statements of Stockholders' Equity for the years ended
               February 28, 2001 and February 29, 2000 and for the three months ended May 31, 2001 (Unaudited)
         Consolidated Statements of Cash Flows for the years ended
              February 28, 2001 and February 29, 2000 and for the three months ended May 31, 2001 and May 31, 2000 (Unaudited)
         Notes to Consolidated Financial Statements

(b)      Unaudited Pro Forma Condensed Consolidated Financial Statements.

         Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30,
              2001
         Unaudited Pro Forma Condensed Consolidated Statement of Earnings
              for the six months ended June 30, 2001
         Unaudited Pro Forma Condensed Consolidated Statement of Earnings for
              2000
         Notes to Unaudited Pro Forma Condensed Consolidated Financial
              Statements

(c)      Exhibits:

         (2) Agreement and Plan of Merger, dated as of August 9, 2001, by and among Fresh International Corp., Performance Food Group Company and PFGC Acquisition, Inc. (Pursuant to Item 601(b)(2) of Regulation S-K, the schedules of this agreement are omitted, but will be provided supplementally to the Commission upon request.)

         (23.1)   Consent of Deloitte & Touche LLP

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Fresh International Corporation and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Fresh International Corporation and subsidiaries (collectively "the Company") as of February 28, 2001 and February 29, 2000 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Fresh International Corporation and subsidiaries at February 28, 2001 and February 29, 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ DELOITTE & TOUCHE LLP

Salinas, California
May 15, 2001
    (August 9, 2001 as to Note 14)

FRESH INTERNATIONAL CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
FEBRUARY 28, 2001, FEBRUARY 29, 2000 AND MAY 31, 2001 ($ in thousands)

                                                       February 28,  February 29,     May 31,
                                                           2001          2000          2001
                                                       ------------  ------------    --------
                                                                                    (Unaudited)

ASSETS

CURRENT ASSETS
Cash                                                     $  8,619      $     --      $  2,444
Receivables - net                                          44,385        41,692        48,399
Inventories                                                18,193        22,632        15,049
Prepaid expenses                                            5,951         2,846         6,481
Deferred taxes on income                                      228            65           228
                                                         --------      --------      --------
Total current assets                                       77,376        67,235        72,601

PROPERTY, PLANT AND EQUIPMENT - net                        79,078        87,667        76,937

INVESTMENTS                                                 2,279         1,816         2,451

DEFERRED TAXES ON INCOME                                      194         1,214           194

OTHER ASSETS                                                6,087         3,582         6,239
                                                         --------      --------      --------

    TOTAL ASSETS                                         $165,014      $161,514      $158,422
                                                         ========      ========      ========

LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
Cash overdraft                                           $     --      $  6,092      $     --
Accounts payable                                           26,166        23,313        21,792
Accrued and other liabilities                              17,679        11,653        20,511
Deferred compensation payable                               1,636         1,746         1,648
Current portion of long-term debt                          10,162        10,054         6,553
                                                         --------      --------      --------
Total current liabilities                                  55,643        52,858        50,504

LONG-TERM DEBT                                             53,104        60,060        47,989

DEFERRED COMPENSATION PAYABLE                               9,118        10,690         8,045

OTHER LIABILITIES                                              46            95            38
                                                         --------      --------      --------
    TOTAL LIABILITIES                                     117,911       123,703       106,576
                                                         --------      --------      --------

STOCKHOLDER'S EQUITY:
Preferred stock, $1 par value
    authorized, 20,000 shares; none outstanding                --            --            --
Common stock, no par value - authorized
    40,000 shares; outstanding, 5,976 in 2001, 2000
    and at May 31, 2001                                       247           247           247
Additional paid-in capital                                     83            83            83
Retained earnings                                          46,773        37,481        51,516
                                                         --------      --------      --------
Total stockholders' equity                                 47,103        37,811        51,846
                                                         --------      --------      --------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY               $165,014      $161,514      $158,422
                                                         ========      ========      ========

See notes to consolidated financial statements.

FRESH INTERNATIONAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED FEBRUARY 28, 2001 AND FEBRUARY 29, 2000 AND THREE MONTHS ENDED MAY 31, 2001 AND MAY 31, 2000
($ in thousands)

                                              YEARS ENDED               THREE MONTHS ENDED
                                       February 28,  February 29,     May 31,       May 31,
                                           2001          2000          2001          2000
                                       ------------  ------------    --------      --------
                                                                          (Unaudited)

REVENUES                                 $509,405      $486,006      $144,507      $135,060

COSTS AND EXPENSES
Cost of sales                             410,820       399,858       110,424       107,730
Selling, general and administrative        72,709        71,903        21,214        18,692
Research and development                    2,672         2,975           594           678
                                         --------      --------      --------      --------
Total costs and expenses                  486,201       474,736       132,232       127,100
                                         --------      --------      --------      --------

INCOME FROM OPERATIONS                     23,204        11,270        12,275         7,960

Interest expense                            5,547         4,419         1,006         1,347
                                         --------      --------      --------      --------

INCOME BEFORE TAXES                        17,657         6,851        11,269         6,613

INCOME TAX PROVISION                        4,965         1,653         3,811         1,912
                                         --------      --------      --------      --------

NET INCOME                               $ 12,692      $  5,198      $  7,458      $  4,701
                                         ========      ========      ========      ========

See notes to consolidated financial statements.

FRESH INTERNATIONAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED FEBRUARY 28, 2001 AND FEBRUARY 29, 2000 AND THREE MONTHS ENDED MAY 31, 2001
($ in thousands)

                                 Common Stock     Paid-In     Retained
                              Shares     Amount   Capital     Earnings       Total
                              ------     ------   -------     --------      --------

BALANCE,
FEBRUARY 28, 1999              5,976      $247      $ 83      $ 35,670      $ 36,000

DISTRIBUTIONS                     --        --        --        (3,387)       (3,387)

NET INCOME                        --        --        --         5,198         5,198

                               -----      ----      ----      --------      --------

BALANCE,
FEBRUARY 29, 2000              5,976       247        83        37,481        37,811

DISTRIBUTIONS                     --        --        --        (3,400)       (3,400)

NET INCOME                        --        --        --        12,692        12,692
                               -----      ----      ----      --------      --------

BALANCE,
 FEBRUARY 28, 2001             5,976      $247      $ 83      $ 46,773      $ 47,103

DISTRIBUTIONS (Unaudited)         --        --        --        (2,715)       (2,715)

NET INCOME (Unaudited)            --        --        --         7,458         7,458
                               -----      ----      ----      --------      --------

BALANCE
MAY 31, 2001 (Unaudited)       5,976      $247      $ 83      $ 51,516      $ 51,846
                               =====      ====      ====      ========      ========

See notes to consolidated financial statements.

FRESH INTERNATIONAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED FEBRUARY 28, 2001 AND FEBRUARY 29, 2000 AND THREE MONTHS ENDED MAY 31, 2001 AND MAY 31, 2000
($ in thousands)

                                                                       YEARS ENDED             THREE MONTHS ENDED
                                                               February 28,  February 29,     May 31,       May 31,
                                                                   2001          2000          2001          2000
                                                               ------------  ------------    --------      --------
                                                                                                   (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                       $ 12,692      $  5,198      $  7,458      $  4,701
Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
        Depreciation and amortization                              14,268        12,944         3,806         3,579
        Equity in operations of affiliates, net of
         distributions                                               (463)           37          (171)         (215)
        Gain on dispositions of property                             (811)          (20)         (692)           --
        Deferred taxes on income                                      857           668            --            --
        Effect of changes in assets and liabilities
         exclusive of sale of Dallas facility (see Note 2):
                Receivables                                        (1,085)       (4,771)       (4,013)       (5,166)
                Inventories                                         4,216        (1,698)        3,144           930
                Prepaid expenses                                   (3,217)          978          (530)       (1,176)
                Other assets                                         (592)         (214)         (612)            1
                Accounts payable                                    3,351          (177)       (4,374)          298
                Accrued and other liabilities                       6,090         3,997         2,824         3,234
                Deferred compensation                              (1,682)         (868)       (1,061)          221
                                                                 --------      --------      --------      --------
Net cash provided by operating activities                          33,624        16,074         5,779         6,407
                                                                 --------      --------      --------      --------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property                                              (9,097)      (20,199)       (2,160)       (2,401)
Proceeds from sale of property                                         39            53         1,646            (1)
Proceeds from sale of Dallas facility                               1,167            --            --            --
                                                                 --------      --------      --------      --------
Net cash used by investing activities                              (7,891)      (20,146)         (514)       (2,402)
                                                                 --------      --------      --------      --------

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank line of credit - net                                              --        (7,700)           --            --
Long-term debt repayments                                         (13,548)       (6,521)       (8,725)       (2,650)
Long-term debt borrowings                                           5,926        23,118            --         2,178
Distributions paid                                                 (3,400)       (3,387)       (2,715)       (1,900)
Cash overdraft decrease                                            (6,092)       (1,438)           --        (1,633)
                                                                 --------      --------      --------      --------
Net cash provided (used) by financing activities                  (17,114)        4,072       (11,440)       (4,005)
                                                                 --------      --------      --------      --------

NET CHANGE IN CASH                                                  8,619            --        (6,175)           --

CASH:
    BEGINNING OF PERIOD                                                --            --         8,619            --
                                                                 --------      --------      --------      --------

    END OF PERIOD                                                $  8,619      $     --      $  2,444      $     --
                                                                 ========      ========      ========      ========

ADDITIONAL CASH FLOW INFORMATION:
Interest paid                                                    $  5,591      $  5,211      $  1,095      $  1,550
Income taxes paid                                                $  1,945      $  2,436      $  1,831      $     93

NONCASH FINANCING AND INVESTING ACTIVITIES:

During 2001 the Company sold the net assets of the Dallas facility in exchange for a note receivable of $3,000,000 and approximately $1,200,000 in cash (see
Note 2). In addition, the Company sold various Bruce Church, LLC farming equipment and machinery in exchange for $2,883,000 in receivables.

In fiscal 2001 and 2000, the Company financed property additions under capital lease and other financing agreements of $774,000 and $1,218,000, respectively. In the three months ended May 31, 2000, the Company financed property additions under capital lease agreements of $543,000.

See notes to consolidated financial statements.

FRESH INTERNATIONAL CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED FEBRUARY 28, 2001 AND FEBRUARY 29, 2000 AND THREE MONTHS
ENDED MAY 31, 2001 AND MAY 31, 2000
(INFORMATION AS OF MAY 31, 2001 AND THREE MONTHS ENDED MAY 31, 2001 AND 2000 IS UNAUDITED)

1.       SIGNIFICANT ACCOUNTING POLICIES

         ORGANIZATION AND CONSOLIDATION - The accompanying consolidated financial statements include Fresh International Corp. and its two wholly owned subsidiaries, Fresh International Holding Corporation and TransFRESH Corporation, and their majority-owned subsidiaries (collectively the "Company"). All significant intercompany transactions and balances have been eliminated in consolidation.

         The Company is primarily engaged in the production and distribution of prepackaged salads throughout the United States. The Company accounts for its operations as one operating segment. Operations are conducted in five processing facilities. The Company grants credit to its customers, including food wholesalers and retailers across the United States. The Company generally does not require collateral, but performs ongoing credit evaluations of its customers' financial condition and limits its exposure to losses from bad debts by limiting the amount of credit extended whenever deemed necessary.

         UNAUDITED INTERIM FINANCIAL INFORMATION. The interim financial information as of May 31, 2001 and for the three months ended May 31, 2001 and 2000 is unaudited and has been prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited financial information includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim information. Operating results for the three months ended May 31, 2001 are not necessarily indicative of the results that may be expected for the year.

         REVENUE RECOGNITION AND RECEIVABLES - Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, and collectibility is reasonably assured. Trade accounts receivable represent receivables from customers in the ordinary course of business. Such amounts are recorded net of the allowance for doubtful accounts in the accompanying consolidated balance sheets. Revenues to one customer represented 13% of revenues for the year ended February 28, 2001. At February 28, 2001, amounts receivable from one customer represented 13% of receivables.

         RESEARCH AND DEVELOPMENT - The company incurs costs to research and develop new products and packaging technology. Research and development costs are expensed as incurred.

         CASH - The Company places its cash with high quality financial institutions. At times such balances may be in excess of FDIC insurance limits.

         INVENTORIES - Growing crops are stated at the lower of cost or market. Materials and supplies are stated at the lower of average cost or market. Finished and in-process goods are stated at the lower of cost or aggregate net realizable value.

         PROPERTY, PLANT AND EQUIPMENT is stated at cost and depreciated or amortized using straight-line and accelerated methods over the estimated useful lives ranging from three to forty years.

         INVESTMENTS consist of non majority-owned investments in affiliates accounted for using the equity method. The Company recognizes its proportionate share of earnings or losses in the statement of operations.

         OTHER ASSETS primarily consists of a note receivable related to the sale of the Dallas facility and goodwill related to processing facility acquisitions, which is amortized using the straight-line method over 10 years. Unamortized balances were $1,794,000 and $2,468,000, at February 28, 2001 and February 29, 2000, respectively.

         IMPAIRMENT OF LONG-LIVED ASSETS - The Company reviews long-lived assets, including intangible assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the undiscounted future cash flows from the long-lived asset are less than carrying value, a loss equal to the difference between carrying value and the fair market value of the asset is recorded.

         DEFERRED COMPENSATION PAYABLE primarily represents amounts due under the Company's Phantom Stock Plan (see Note 10) and amounts due under a deferred compensation plan for which benefit accruals ceased in 1995.

         INCOME TAXES - In fiscal year 1999, Fresh International Corporation and TransFRESH Corporation elected S Corporation status and are taxed primarily at the shareholder level. As such, the S Corporation shareholders are required to report their distributive shares of the companies' Federal and state taxable income on their personal income tax returns. Fresh International Holding Corporation and subsidiaries, C corporations, are taxed at the corporate level for Federal and state purposes. The Company accounts for income taxes under the provisions for SFAS No. 109, "Accounting for Income Taxes." Deferred taxes on income result from temporary differences between the reporting of income for financial statements and tax reporting purposes.

         USES OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the collectibility of receivables, realizable value of inventories and the useful lives of property. Actual results could differ from those estimates.

         RECENTLY ISSUED ACCOUNTING STANDARD - In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137 and No. 138, which defines derivatives, requires that all derivatives be carried at fair value and provides for hedge accounting when certain conditions are met. The Company adopted SFAS No. 133, as amended, on March 1, 2001. The adoption of this statement did not have an effect on the Company's financial position, results of operations or cash flows.

2.       SALE OF DALLAS FACILITY

         During fiscal year 2001 the Company sold to Taylor Farms Texas, Inc. (the "Buyer"), substantially all of the operating assets of Fresh Express Dallas Incorporated and discontinued its operations related to food service in that region. Effective July 1, 2000, the Buyer received approximately $4,100,000 in net assets in exchange for approximately $1,200,000 in cash and a note receivable of $3,000,000 (interest at 8.75%, due $38,000 monthly, including interest, balance due July 2,
         2005). A stockholder of the Company has a substantial economic interest in the Buyer.

3.       RECEIVABLES (in thousands)

                                                2001          2000
                                              --------      --------

         Trade                                $ 39,981      $ 40,042
         Refundable taxes on income                290           588
         Other                                   4,362         1,477
                                              --------      --------
         Total                                  44,633        42,107
         Allowance for doubtful accounts          (248)         (415)
                                              --------      --------

         Net                                  $ 44,385      $ 41,692
                                              ========      ========

4.       INVENTORIES (in thousands)

                                                2001          2000
                                              --------      --------

         Finished and in process product      $  1,846      $  1,904
         Growing crops                           9,991        14,621
         Materials, supplies and other           6,356         6,107
                                              --------      --------

         Total                                $ 18,193      $ 22,632
                                              ========      ========

5.       PROPERTY, PLANT AND EQUIPMENT (in thousands)

                                                           2001            2000
                                                        ----------      ----------

         Land                                           $    4,972      $    4,221
         Buildings and improvements                         17,044          19,120
         Leasehold improvements                             24,511          24,810
         Machinery and equipment                            90,348          94,333
         Equipment under capital leases                     12,703          13,144
         Construction in progress                            1,215           4,291
                                                        ----------      ----------
         Total                                             150,793         159,919

         Accumulated depreciation and amortization         (71,715)        (72,252)
                                                        ----------      ----------

         Property - net                                 $   79,078      $   87,667
                                                        ==========      ==========

6.       INVESTMENTS

         Investments primarily consist of interests in Fresh Express Colorado, Inc. (50%) and TransFRESH Corporation Chile S.A. (50%). Equity in earnings (losses) of affiliated interests, net of distributions, were $463,000 and ($37,000), in 2001 and 2000, respectively.

7.       REVOLVING CREDIT FACILITY AND LONG-TERM DEBT

         The Company has a revolving credit facility (Facility No.1) and a term loan (Facility No. 2) covered under a bank loan agreement. Facility No. 1 is subject to renewal in September 2001 and Facility No. 2 matures September 2002. The amount available under the revolving credit facility ($14,167,000 at February 28, 2001) is increased by principal paydowns on Facility No. 2 to a maximum of $15,000,000. Under the terms of the loan agreement, the Company may elect either a variable rate of interest (reference rate minus .5% or Libor plus 1.25%) or an interest rate fixed for up to one year. No borrowings were outstanding on Facility No. 1 and $5,833,000 was outstanding on Facility No. 2 at February 28, 2001. Facility No. 2 was paid in full in March 2001.

         Long-term debt at fiscal year end consists of the following (in thousands):

                                                                                 2001          2000
                                                                               --------      --------

         John Hancock Mutual Life, 7.5% to 8.08%, due $268,000 monthly,
              including interest, through December 2011                        $ 27,713      $ 28,665
         Banc One, 7.5-8.77%, due in monthly installments through 2007            9,379         5,598
         Bank of America, Facility No. 2 (8.00% at February 28, 2001),
              due $833,000 quarterly, including interest, through
              September 2002                                                      5,833         9,167
         GE Capital, 7.30-8.63%, due in monthly installments through 2008         5,803         7,219
         All First, 7.31%, due in monthly installments, including
              interest, through December 2008                                     1,068         1,169
         Bank of America, 8.1%, due $18,000 monthly, including interest,
              paid February 2001                                                     --           514
         PIDA, 5% to 6%, due in various monthly installments through
              January 2009                                                          791           872
         Newcourt Financial, 7.2%, due $14,000 monthly including interest
              through January 2003                                                  291           473
         Other                                                                      138           138
         Capital lease obligations, 6.49% to 9.04%, due in various
              monthly installments through 2008                                  12,250        16,299
                                                                               --------      --------
         Total                                                                   63,266        70,114
         Current portion                                                        (10,162)      (10,054)
                                                                               --------      --------

         Long-term portion                                                     $ 53,104      $ 60,060
                                                                               ========      ========

         Maturities of long-term debt are as follows (in thousands):

         2002            $ 10,162
         2003               9,600
         2004               7,019
         2005               5,854
         2006               5,341
         Thereafter        25,290
                         --------

         Total           $ 63,266
                         ========

         The revolving credit facility and long-term borrowings are collateralized by substantially all tangible assets of the Company. Each of the subsidiaries are guarantors of the line of credit and term loans. Additionally, the Company is required to maintain various financial covenants, including debt to tangible net worth and debt service coverage ratios, as well as minimum working capital and tangible net worth requirements.

8.       INCOME TAXES

         The provision for income taxes consists of the following (in thousands):

                               2001        2000
                              ------      ------

         Current:
         Federal              $3,233      $  939
         State                   875          46
                              ------      ------
         Total                 4,108         985
                              ------      ------

         Deferred:
         Federal                 595         299
         State                   262         369
                              ------      ------
         Total                   857         668
                              ------      ------

         Total provision      $4,965      $1,653
                              ======      ======

         The total tax provision for income taxes differs from that computed by applying statutory U.S. Federal income tax rate (35%) to income before taxes as follows (in thousands):

                                                            2001          2000
                                                          --------      --------

         Tax provision at the statutory rate              $  6,180      $  2,399
         State income tax, net of federal tax effect           760           241
         S corporation income                               (1,318)       (1,131)
         Other                                                (657)          144
                                                          --------      --------

         Total provision                                  $  4,965      $  1,653
                                                          ========      ========

         Net deferred income tax assets of $422,000 and $1,279,000 in 2001 and 2000, respectively, consist of the following assets and liabilities (in thousands):

                                                 2001          2000
                                               --------      --------

         Deferred compensation                 $  3,601      $  4,863
         Basis in inventory                      (2,014)       (2,367)
         Depreciation                            (3,325)       (3,229)
         Accruals and reserves                    1,295           986
         Federal, state credits and other           865         1,026
                                               --------      --------

         Total net deferred tax assets         $    422      $  1,279
                                               ========      ========

9.       RETIREMENT PLANS

         The Company has a defined contribution 401(k) plan covering substantially all non-union employees of the Company who have one year of service and are at least twenty-one years of age. The Company makes matching contributions as stated in the plan agreement. Participants are immediately vested in their voluntary contributions and company contributions plus actual earnings thereon. The Company made matching contributions of approximately $762,000 and $743,000 for 2001 and 2000, respectively.

10.      DEFERRED COMPENSATION

         The Company adopted a Phantom Stock Plan ("the Plan") which provides for the awarding of units equivalent to 430 shares of the Company's Common stock to key management employees of the Company. The Plan offers benefits of a nonqualified, unfunded plan of performance based deferred compensation. Each unit entitles the holder to receive, upon exercise thereof, the excess of the fair market value of a share of common stock (as defined) on the date of exercise over the fair market value of such share at the time of the grant. All awards vest at the rate of 20% per year from the date of the grant or from the specified vesting commencement date. Plan participants are eligible to share in dividends of the Company if certain conditions are met. Any rights to payments under the Plan are subordinated to the obligations of the Company to its lenders and general creditors to the extent necessary to satisfy bank and other financial covenants.

         In fiscal 2001 and 2000 the total expense (benefit) related to the Plan was ($796,000) and $784,000, respectively.

11.      RELATED PARTY TRANSACTIONS

         The Company is involved in transactions with non-consolidated affiliates arising in the normal course of business. In addition, the Company has various transactions with certain stockholders including leasing ranch properties from and loans to certain stockholders. See also Note 2.

         Related party balances included in the consolidated balance sheets at fiscal year end are as follows (in thousands):

                                         2001        2000
                                        ------       ----
                  Receivables           $3,011       $150
                  Payables              $  649       $700

         Related party transactions included in the consolidated income statements are as follows (in thousands):

                                     2001       2000
                                     ----       ----
                  Expenses           $632       $894

12.      LEASE COMMITMENTS

         Certain equipment has been leased under capital lease agreements which expire through 2008. In addition, the Company leases various ranch properties and equipment under operating lease agreements expiring through 2007. Total rental expense was $16,201,000 and $21,201,000 in 2001 and 2000, respectively, including $541,000 and $759,000, respectively, paid to related parties for land and building rentals. Real property leases generally contain multiple year renewal options at increased rental rates.

         Minimum rental commitments under non-cancelable operating leases, principally for real property and equipment, are as follows (in thousands):

                                                                           Capital        Operating
                                                                            Leases         Leases
                                                                           --------       ---------
                  2002                                                     $  3,695        $ 9,196
                  2003                                                        3,636          6,245
                  2004                                                        3,247          3,229
                  2005                                                        1,955            826
                  2006                                                        1,384            333
                  Thereafter                                                    285            321
                                                                           --------        -------

                  Total future minimum lease payments                        14,202        $20,150
                                                                                           =======
                  Less amount representing interest
                      (ranging from 6.49% to 9.04%)                          (1,952)
                                                                           --------
                  Present value of future minimum lease payments             12,250
                  Less current portion                                       (2,919)
                                                                           --------

                  Long-term portion                                        $  9,331
                                                                           ========

         During fiscal 2001, the Company entered into rental agreements to sublease certain ranch properties included above under non-cancellable operating leases. Minimum rental revenues under non-cancelable operating leases are as follows (in thousands):

         2002                 $ 4,124
         2003                   3,302
         2004                   1,809
         2005                     660
         2006                     240
         Thereafter               240
                              -------

         Total                $10,375
                              =======

13.      FAIR VALUES OF FINANCIAL INSTRUMENTS

         The carrying amounts of cash, receivables, cash overdraft and accounts payable approximates the estimated fair values because of the short maturity of these financial instruments. The carrying amount of the Company's long-term debt and the line of credit approximates fair value based upon management's best estimate of interest rates that would be available to the Company for similar debt obligations at year-end.

         It is not practical to estimate fair value of investments in affiliates because quoted market prices do not exist and an estimate of fair value cannot be made without incurring excessive costs.

14.      SUBSEQUENT EVENT

         On August 9, 2001, the Company entered into an Agreement and Plan of Merger with Performance Food Group Company and PFGC Acquisition Corp., a wholly owned subsidiary of PFGC (collectively referred to as "PFGC"), which will result in the Company becoming a wholly-owned subsidiary of PFGC. The purchase price is approximately $302.0 million in cash, subject to adjustment. The purchase price may also be adjusted up to an additional $10.0 million in cash based upon the attainment of certain operating targets during a three-year period following the acquisition. The sale of the Company to PFGC is expected to close in September 2001.

              UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                                   STATEMENTS

The following unaudited pro forma condensed consolidated statements of earnings give effect to:

         - our acquisition of Fresh International Corp. and its subsidiaries, collectively "Fresh Express," at an assumed acquisition price of $302.0 million payable in cash;

         - the sale of $350.0 million of the Company's common stock and debt securities and the Company's receipt of $335.3 million in estimated net proceeds, after deducting the estimated expenses of the sales;

         - the application of $302.0 million of the estimated net proceeds referred to above to pay the purchase price of Fresh Express; and

         - the application of approximately $33.3 million of the estimated net proceeds referred to above to repay indebtedness outstanding under the Company's credit facility;

as if all of those transactions had occurred on the first day of the earliest period presented. The actual purchase price for Fresh Express is subject to adjustments, which are payable in cash, based upon, among other things, Fresh Express' net worth as of the closing date. The Company currently estimates that it will have to pay approximately $16.0 million in additional purchase price as a result of this net worth adjustment, which amount has been included in the assumed acquisition price of $302.0 million and in the following pro forma financial statements. This amount may be increased or decreased subsequent to the closing date based upon a post-closing review of Fresh Express' net worth as of the closing date. In addition, in connection with the Fresh Express acquisition, we will be required to pay up to $10.0 million in cash as additional purchase price if Fresh Express achieves certain operating targets during a three-year period following closing. Accordingly, the total purchase price that we pay to acquire Fresh Express may be more or less than the amount assumed for purposes of the following unaudited pro forma condensed consolidated financial statements.

         The unaudited pro forma condensed consolidated statement of earnings for 2000 combines the consolidated historical results of operations of Performance Food Group for its fiscal year ended December 30, 2000 with the consolidated historical results of operations of Fresh Express for its fiscal year ended February 28, 2001. The unaudited pro forma condensed consolidated statement of earnings for the six months ended June 30, 2001 combines the consolidated historical results of operations of Performance Food Group for that six-month period with the consolidated historical results of operations of Fresh Express for the six months ended June 30, 2001. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2001 combines the consolidated historical balance sheet of Performance Food Group as of that date with the consolidated historical balance sheet of Fresh Express as of that date and gives effect to the transactions described above as if those transactions had been completed as of that date. The Company will account for the acquisition of Fresh Express under the purchase method of accounting.

         The pro forma financial statements appearing below are based upon a number of assumptions and estimates and are subject to uncertainties, and do not purport to be indicative of the actual results of operations or financial condition that would have occurred had the transactions described above in fact occurred on the dates indicated, nor do they purport to be indicative of the results of operations or financial condition that the Company may achieve in the future. In particular, sales to foodservice distributors represented approximately 13.7% of Fresh Express' consolidated revenues for its fiscal year ended February 28, 2001 and approximately 12.8% of its consolidated revenues for the six months ended June 30, 2001. The Company believes that, because some of these foodservice distributor customers may view the Company as a competitor, Fresh Express could lose the business of some of these customers. The pro forma financial statements appearing below do not reflect this potential loss of revenue. In addition, Fresh Express has advised us that it recently received notice from one of its customers, which represented approximately $14.9 million of Fresh Express' revenues during its 2000 fiscal year, that this customer will begin buying from another producer of packaged, ready-to-eat salads. This pro forma data also does not reflect the expected loss of revenue from this customer.

         Fresh International and one of its subsidiaries have been taxed as S-corporations for federal income tax purposes, which means that they were not subject to federal income taxes and that Fresh Express' historical financial statements do not include a provision for federal income taxes for Fresh International and this subsidiary. Upon completion of the pending acquisition, Fresh International and its subsidiary that was previously taxed as an S-corporation will become subject to federal income tax. The following pro forma condensed consolidated financial statements adjust income taxes as if Fresh International and all of its subsidiaries had been subject to federal income taxes during all of the periods presented.

         As noted above, the acquisition of Fresh Express will be accounted for using the purchase method of accounting. The total purchase price will be allocated to the tangible and intangible assets and liabilities acquired based on their respective fair values. The allocation of the purchase price reflected in the following pro forma financial statements is preliminary and is subject to adjustment upon receipt of, among other things, appraisals of some of the assets and liabilities of Fresh Express.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                  JUNE 30, 2001

                                                                                  PRO FORMA ADJUSTMENTS
                                                                          ------------------------------------
                                                 PERFORMANCE    FRESH      STOCK &                    TOTAL
                                                 FOOD GROUP    EXPRESS      NOTES  ACQUISITION OF   PRO FORMA
                                                 HISTORICAL   HISTORICAL  ISSUANCE  FRESH EXPRESS  ADJUSTMENTS         PRO FORMA
                                                 -----------  ----------  -------- --------------  -----------         ----------
                                                                                (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents ..................    $  9,791     $  5,080   $301,966   $(301,966)    $     -- (a),(c)    $   14,871
  Trade accounts and notes
    receivable, net ..........................     161,459       46,140         --        (225)        (225)(e)           207,374
  Inventories ................................     143,732       16,913         --          --           --               160,645
  Other current assets .......................      15,067        6,411         --          --           --                21,478
                                                  --------     --------   --------   ---------     --------            ----------
          Total current assets ...............     330,049       74,544    301,966    (302,191)        (225)              404,368
Property, plant and equipment, net ...........     147,256       76,281         --          --           --               223,537
Intangible assets, net .......................     303,228           --         --     188,896      188,896 (a),(b)       492,124
Other assets .................................       1,640        8,629      4,821      (2,588)       2,233 (c),(e)        12,502
                                                  --------     --------   --------   ---------     --------            ----------
          Total assets .......................    $782,173     $159,454   $306,787   $(115,883)    $190,904            $1,132,531
                                                  ========     ========   ========   =========     ========            ==========
LIABILITIES AND
  SHAREHOLDERS' EQUITY
Current liabilities:
  Outstanding checks in excess of deposits ...    $ 17,139     $     --   $     --   $      --     $     --            $   17,139
  Current installments of long-term debt .....      14,898        6,140         --      (6,140)      (6,140)(a)            14,898
  Trade accounts payable .....................     151,571       23,894         --          --           --               175,465
  Other current liabilities ..................      62,158       20,604         --      (1,500)      (1,500)(a),(c)        81,262
                                                  --------     --------   --------   ---------     --------            ----------
          Total current liabilities ..........     245,766       50,638         --      (7,640)      (7,640)              288,764
Long-term debt, excluding current
  installments................................     127,604       46,676    116,716     (46,676)      70,040(a),(c)        244,320
Deferred income taxes ........................       9,701           --         --          --           --                 9,701
Other long-term liabilities ..................          --        8,138         --      (7,565)      (7,565)(a)               573
                                                  --------     --------   --------   ---------     --------            ----------
          Total liabilities ..................     383,071      105,452    116,716     (61,881)      54,835               543,358
                                                  --------     --------   --------   ---------     --------            ----------
Shareholders' equity:
  Preferred stock ............................          --           --         --          --           --                    --
  Common stock ...............................         366          247         63        (247)        (184)(a),(c)           429
  Additional paid-in capital .................     267,326           83    190,008         (83)     189,925 (a),(c)       457,334
  Retained earnings ..........................     132,909       53,672         --     (53,672)     (53,672)(a)           132,909
                                                  --------     --------   --------   ---------     --------            ----------
                                                   400,601       54,002    190,071     (54,002)     136,069               590,672
  Loan to leveraged employee stock
    ownership plan ...........................      (1,499)          --         --          --           --                (1,499)
                                                  --------     --------   --------   ---------     --------            ----------
          Total shareholders' equity .........     399,102       54,002    190,071     (54,002)     136,069               589,173
                                                  --------     --------   --------   ---------     --------            ----------
          Total liabilities and
            shareholders' equity .............    $782,173     $159,454   $306,787   $(115,883)    $190,904            $1,132,531
                                                  ========     ========   ========   =========     ========            ==========

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

                               FOR THE SIX MONTHS
                               ENDED JUNE 30, 2001

                                                                                 PRO FORMA ADJUSTMENTS
                                                                         ------------------------------------
                                              PERFORMANCE     FRESH       STOCK                     TOTAL
                                              FOOD GROUP     EXPRESS     & NOTES  ACQUISITION OF   PRO FORMA
                                              HISTORICAL    HISTORICAL   ISSUANCE  FRESH EXPRESS  ADJUSTMENTS       PRO FORMA
                                              -----------   ----------   -------- --------------  -----------       ----------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales ................................    $1,518,297     $274,893     $    --     $    --      $    --          $1,793,190
Cost of goods sold .......................     1,314,306      211,524          --          --           --           1,525,830
                                              ----------     --------     -------     -------      -------          ----------
          Gross profit ...................       203,991       63,369          --          --           --             267,360
Operating expenses .......................       172,035       39,545          --       4,438        4,438(b)          216,018
                                              ----------     --------     -------     -------      -------          ----------
          Operating profit ...............        31,956       23,824          --      (4,438)      (4,438)             51,342
Other income (expense):
  Interest expense .......................        (3,803)      (2,192)     (3,360)      2,192       (1,168)(d)          (7,163)
  Other, net .............................          (458)          --          --          --           --                (458)
                                              ----------     --------     -------     -------      -------          ----------
          Other income (expense), net ....        (4,261)      (2,192)     (3,360)      2,192       (1,168)             (7,621)
                                              ----------     --------     -------     -------      -------          ----------
          Earnings before income taxes ...        27,695       21,632      (3,360)     (2,246)      (5,606)             43,721
Income tax expense (benefit) .............        10,524        6,883        (475)       (318)        (793)(f)          16,614
                                              ----------     --------     -------     -------      -------          ----------
          Net earnings ...................    $   17,171     $ 14,749     $(2,885)    $(1,928)     $(4,813)         $   27,107
                                              ==========     ========     =======     =======      =======          ==========

Weighted average common shares
  outstanding.............................        36,066                    6,250                    6,250 (a),(c)      42,316
Basic net earnings per
  common share............................    $     0.48                                                            $     0.64

Weighted average common shares
  and dilutive potential common
  shares outstanding......................        37,383                   10,077                   10,077 (a),(c)      47,460
Diluted net earnings per common
  share...................................    $     0.46                                                            $     0.63

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

                                    FOR 2000

                                                                                  PRO FORMA ADJUSTMENTS
                                                                          ------------------------------------
                                              PERFORMANCE     FRESH       STOCK &                     TOTAL
                                              FOOD GROUP     EXPRESS       NOTES   ACQUISITION OF   PRO FORMA
                                              HISTORICAL    HISTORICAL    ISSUANCE  FRESH EXPRESS  ADJUSTMENTS         PRO FORMA
                                              -----------   ----------    -------- --------------  -----------         ----------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales ................................    $2,605,468     $509,405     $    --     $    --      $    --             $3,114,873
Cost of goods sold .......................     2,253,277      410,820          --          --           --              2,664,097
                                              ----------     --------     -------     -------      -------             ----------
          Gross profit ...................       352,191       98,585          --          --           --                450,776
Operating expenses .......................       302,176       75,381          --       8,876        8,876 (b)            386,433
                                              ----------     --------     -------     -------      -------             ----------
          Operating profit ...............        50,015       23,204          --      (8,876)      (8,876)                64,343
Other income (expense): ..................
  Interest expense .......................        (6,593)      (5,547)     (6,336)      5,547         (789)(d)            (12,929)
  Other, net .............................           (66)          --          --          --           --                    (66)
                                              ----------     --------     -------     -------      -------             ----------
          Other income (expense), net ....        (6,659)      (5,547)     (6,336)      5,547         (789)               (12,995)
                                              ----------     --------     -------     -------      -------             ----------
          Earnings before income taxes ...        43,356       17,657      (6,336)     (3,329)      (9,665)                51,348
Income tax expense (benefit) .............        16,475        4,965      (1,264)       (664)      (1,928)(f)             19,512
                                              ----------     --------     -------     -------      -------             ----------
          Net earnings ...................    $   26,881     $ 12,692     $(5,072)    $(2,665)     $(7,737)            $   31,836
                                              ==========     ========     =======     =======      =======             ==========

Weighted average common shares
  outstanding.............................        28,336                    6,250                    6,250 (a),(c)         34,586
Basic net earnings per common share.......    $     0.95                                                               $     0.92

Weighted average common shares and
  dilutive potential common shares
  outstanding.............................        29,539                   10,077                   10,077 (a),(c)         39,616
Diluted net earnings per common
  share...................................    $     0.91                                                               $     0.94

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                          NOTES TO UNAUDITED PRO FORMA
                   CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(a) The pro forma adjustments assume (1) that the Company will pay $302.0 million in cash to acquire Fresh Express, including repayment of Fresh Express debt and certain other liabilities concurrently with the acquisition and (2) that the Company will issue 6,250,000 shares of common stock and receive approximately $190.1 million in estimated net proceeds after deducting estimated expenses based on an assumed price of $32.00 per share, and (3) that the Company will sell $150.0 million aggregate principal amount of convertible subordinated notes and receive approximately $145.2 million in estimated net proceeds, after deducting estimated expenses. The actual purchase price for Fresh Express is subject to adjustments, which are payable in cash, based upon, among other things, Fresh Express' net worth as of the closing date. The Company currently estimates that it will have to pay approximately $16.0 million in additional purchase price as a result of this net worth adjustment, which amount has been included in the assumed acquisition price of $302.0 million and in the pro forma adjustments. This amount may be increased or decreased subsequent to the closing date based upon a post-closing review of Fresh Express' net worth as of the closing date. The Company will also be required to pay up to $10.0 million in cash to the former shareholders of Fresh Express if Fresh Express attains certain operating targets over a three-year period following closing. Accordingly, the total purchase price that the Company pays to acquire Fresh Express may be more or less than the amount assumed for purposes of the pro forma financial statements. These pro forma adjustments also reflect the preliminary allocation of the purchase price to the acquired assets and assumed liabilities of Fresh Express, including the elimination of Fresh Express' stockholders' equity of $54.0 million as of June 30, 2001.

(b) Intangible assets to be recorded in connection with the acquisition, expected to consist of tradenames, non-compete agreements, customer lists, patents and goodwill, represent costs in excess of the fair value of tangible net assets acquired. Upon completion of the acquisition, the Company estimates that it will record goodwill of approximately $108.9 million and other identifiable intangible assets of approximately $80.0 million. Under Statement of Financial Accounting Standards No. 142, goodwill will not be amortized, but will be subject to review at least annually for impairment. Most other identifiable intangible assets will be amortized over their estimated useful lives ranging from five to fifteen years. The pro forma adjustments to the statements of earnings reflect amortization expense of the identifiable intangible assets (other than goodwill) as if Fresh Express had been acquired on the first day of the earliest period presented.

(c) These adjustments reflect the issuance and sale of the common stock and notes referred to above and the application of a portion of the estimated net proceeds to repay indebtedness under our credit facility, as well as the repayment of outstanding Fresh Express indebtedness in connection with the acquisition.

(d) The interest rate on the debt securities is assumed to be 5.75% per annum. These pro forma adjustments reflect the additional interest expense on the notes and the reduction in interest expense related to the application of approximately $33.3 million of the estimated net proceeds from the sale of common stock and the debt securities to repay indebtedness outstanding under the Company's credit facility. These pro forma adjustments also reflect the elimination of interest expense on Fresh Express debt that the Company will repay concurrently with the acquisition.

(e) This adjustment reflects the elimination of a note receivable of Fresh Express that will not be acquired by the Company.

(f) These adjustments adjust income taxes as if Fresh International and all its subsidiaries were subject to federal and state income taxes for all of the periods presented and reflects the tax effect of other pro forma adjustments. Fresh International and one of its subsidiaries are taxed as S-corporations, which means that Fresh International and this subsidiary were not subject to federal and certain state income taxes for these periods. Upon consummation of our acquisition of Fresh Express, Fresh International and all its subsidiaries will be subject to federal and state income taxes.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       PERFORMANCE FOOD GROUP COMPANY



Date: September 10, 2001               By: /s/ Roger L. Boeve
                                          --------------------------------------
                                          Roger L. Boeve
                                          Executive Vice President and
                                          Chief Financial Officer

                                  EXHIBIT INDEX

No.                                   Exhibit
---                                   -------
 2        Agreement and Plan of Merger, dated as of August 9, 2001, by and among Fresh International Corp., Performance Food Group
          Company and PFGC Acquisition, Inc. (Pursuant to Item 601(b)(2)
          of Regulation S-K, the schedules of this agreement are
          omitted, but will be provided supplementally to the Commission upon request.)

23.1      Consent of Deloitte & Touche LLP
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